Exhibit 10.4

U.S./Mexico/Argentina employee version

APTARGROUP, INC.

2018 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

(SERVICE-BASED VESTING FORM)
(non-French employee version)

AptarGroup, Inc., a Delaware corporation (the “Company”), hereby grants the participant (the “Employee”) as of [Insert Date] (the “Grant Date”), pursuant to Section 6(d) of the AptarGroup, Inc. 2018 Equity Incentive Plan (the “Plan”), a restricted stock unit award (the “Award”) of the restricted stock units deposited into the Employee’s account as of the Grant Date, upon and subject to the restrictions, terms and conditions set forth below.  Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Award Subject to Acceptance of Agreement.  The Award shall be null and void unless the Employee accepts this Agreement by electronically accepting this Agreement within the Employee’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect.

2. Restriction Period and Vesting.  (a)  The Award shall vest (i)  with respect to [Insert Number] number of restricted stock units subject to the Award on each of the [Insert Year] anniversaries of the Grant Date or (ii) as otherwise provided pursuant to this Section 2 (the “Restriction Period”).

(b)If the Employee’s employment by the Company terminates by reason of Retirement during the Restriction Period, the Award shall be settled in accordance with the vesting schedule  set forth in Section 2(a)(i) or earlier pursuant to Section 2(e) hereof; provided, however, that if the Employee dies after such Employee’s termination of employment by reason of Retirement, the portion of the Award, if any, which has not yet been settled as of the date of death shall become fully payable as of the date of death.

(c)Upon the Employee’s Disability or Death during the Restriction Period, the Award shall become fully vested as of the date of the Employee’s Disability or Death, as the case may be.

(d)If the Employee’s employment by the Company terminates prior to the end of the Restriction Period and prior to any of the events described in this Section 2, then the portion of the Award, if any, which is not vested as of the effective date of the Employee’s termination of employment shall be forfeited and cancelled by the Company.

(e)(1)  In the event of a Change in Control, the Award shall immediately vest in full and become payable, except as otherwise provided in the last sentence of Section 2(e)(2) hereof.

(2)In the event of a Change in Control pursuant to paragraph (3) or (4) of Appendix A to the Plan, the Board of Directors (as constituted prior to such Change in Control) may, in its discretion (subject to existing contractual arrangements):

(i)require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the Shares (as defined in Section 3) issuable pursuant to the Award, as determined by the Board of Directors; and/or

(ii)require the Award, in whole or in part, to be surrendered to the Company by the Employee and to be immediately cancelled by the Company, and provide for the Employee to receive a cash payment in an amount not less than the amount determined by multiplying the number of restricted stock units subject to the Award immediately prior to such cancellation (but after giving effect to any adjustment pursuant to Section 7(b) of the Plan in respect of any transaction that gives rise to such Change in Control), by the highest per share price offered to holders of Common Stock in any transaction whereby the Change in Control takes place.

Notwithstanding the foregoing provisions of Sections 2(e)(1) and 2(e)(2), in the event that (A) the Award constitutes the payment of nonqualified deferred compensation within the meaning of Section 409A of the Code, and (B) the Change in Control does not constitute a “change in control event” within the meaning of Section 409A of the Code, the Award shall vest upon such Change in Control, and shall be payable in the shares of stock substituted, as determined by the Board of Directors pursuant to Section 2(e)(2)(i) hereof, for the Shares (as defined in Section 3 hereof) issuable pursuant to the Award, or the Award shall be payable in cash, as determined by the Board of Directors pursuant to Section 2(e)(2)(ii) hereof, in either case, in accordance with the vesting schedule set forth in clause (i) of Section 2(a) hereof, regardless of whether the Employee continues to be employed by the Company, or earlier pursuant to Section 2(c) hereof.

(3)The Company may, but is not required to, cooperate with the Employee if the Employee is subject to Section 16 of the Exchange Act to assure that any cash payment or substitution in accordance with the foregoing to the Employee is made in compliance with Section 16 and the rules and regulations thereunder.

(f)If at any time prior to the earliest to occur of (i) the end of the Restriction Period and (ii) the date which is one year after the effective date of the Employee's termination of employment for any reason other than death, the Employee:

(i)

directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) engages in any type of or accepts employment with or renders services to any Competing Entity or takes any action inconsistent with the fiduciary relationship of an employee to the employee's employer; provided, that, following a termination of employment, the Employee may accept employment with a Competing Entity, the businesses of which are diversified, and which with respect to one or more of its businesses considered separately is not a Competing Entity, provided, that the Company, prior to the Employee's accepting such employment, shall receive written assurances satisfactory to the Company from such Competing Entity and from the Employee that the Employee will not render services directly or indirectly in connection with any Competing Product or be employed in a position where the Employee could use or disclose confidential information of the Company or an Affiliate or of any customer or client of the Company or an Affiliate in connection with the Employee's employment responsibilities to the benefit of a Competing Entity; or

(ii)

directly or indirectly induces or attempts to induce any employee, agent or customer of the Company or any Affiliate to terminate such employment, agency or business relationship, or take any action or engage in any conduct which would interfere with the employment relationship between the Company and any of its employees; or

(iii)

directly or indirectly, for the Employee or any Competing Entity, sells or offers for sale, or assists in any way in the sale of, Competing Products to any customer or client of the Company or any Affiliate, upon which the Employee has called or which the Employee has supervised while an employee of the Company or an Affiliate; or

(iv)

directly or indirectly engages in any activity which is contrary, inimical or harmful to the interests of the Company or an Affiliate, including but not limited to (x) violations of Company policies, including the Company's insider trading and confidentiality policies and (y) disclosure or misuse of any confidential information or trade secrets of the Company or an Affiliate, then the Award shall be automatically forfeited and cancelled by the Company on the date the Employee engages in such activity. If, at the time of enforcement of this Section 2(f), a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Notwithstanding the foregoing and any other language in this Agreement, this Agreement does not supersede or preclude the enforceability of any restrictive covenant provision contained in any prior agreement entered into by Employee.  Further, no prior restrictive covenant supersedes or precludes the enforceability of any provision contained in this Agreement.

(g)The Employee may be released from the Employee's obligations under Section 2(f) only if and to the extent the Committee determines in its sole discretion that such a release is in the best interests of the Company.

(h)Definitions.  For purposes of this Agreement, the following terms shall be defined as follows:

(1)“Cause” shall mean (i) the commission of a felony involving moral turpitude, (ii) the commission of a fraud, (iii) the commission of any material act involving dishonesty with respect to the Company or any of its subsidiaries or affiliates, (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, (v) the willful and continued failure by the Employee to substantially perform the Employee’s duties with the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the Company, which demand specifically identifies the manner in which the Company believes that the Employee has not substantially performed the Employee’s duties, (vi) breach of any restrictive covenant provision or agreement with the Company or (vii) any breach by the Employee of any written agreement with the Company or any of its subsidiaries or affiliates which is material and which is not cured within 30 days following written notice thereof to the Employee by the Company.

(2)“Disability” shall mean that the Employee either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, is receiving income replacement benefits for a period of not less than six (6) months under an accident and health plan covering employees of the Employee’s employer.

(3)“Retirement” shall mean termination of employment, other than for Cause, either (i) at or after age 55 after a minimum of (a) ten (10) years of employment with the Company, or (b) ten (10) years of employment with the Company after applying five (5) years of credit for previous work experience in accordance with Company policy or (ii) at or after age 65.  For purposes of determining whether Employee has satisfied the service requirement for Retirement, employment with an entity or business acquired by the Company shall be deemed to be employment with the Company.

3. Conversion of Restricted Stock Units and Issuance of Shares.  Upon the vesting of all or any portion of the Award in accordance with Section 2 hereof, one share of the Company’s Common Stock, $0.01 par value, shall be issuable for each restricted stock unit that vests on such date (the “Shares”), subject to the terms and provisions of the Plan and this Agreement.  Thereafter, the Company will transfer such Shares to the Employee upon satisfaction of any required tax withholding obligations.  No fractional shares shall be issued under this Agreement.

4. Rights as a Stockholder.  The Employee shall not be entitled to any privileges of ownership (including any voting rights or rights with respect to dividends paid on the Common Stock) with respect to any of the Shares issuable under the Award unless and until, and only to the extent, the Award is settled by the issuance of such Shares to the Employee.

5. Additional Terms and Conditions of Award.

5.1 Nontransferability of Award.  During the Restriction Period, the restricted stock units subject to the Award and not then vested may not be transferred by the Employee other than by will, the laws of descent and distribution or pursuant to Section 7(a) of the Plan on a beneficiary designation form approved by the Company.  Except as permitted by the foregoing, during the Restriction Period, the restricted stock units subject to the Award and not then vested may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Any such attempted sale, transfer, assignment, pledge, hypothecation or encumbrance, or other disposition of such restricted stock units shall be null and void.

5.2 Withholding Taxes.  (a)  As a condition precedent to the delivery to the Employee of any of the Shares subject to the Award or upon the Employee’s satisfaction of the retirement eligibility conditions set forth in Section 2(b), the Employee shall, upon request by the Company, pay to the Company (or shall cause a broker-dealer on behalf of the Employee to pay to the Company) such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award.  If the Employee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Employee.

(b)Under the terms of this Agreement, the Employee’s obligations to pay the Required Tax Payments shall be satisfied by the Company withholding whole Shares which would otherwise be issued or transferred to the Employee having an aggregate Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; provided,  however, the Employee may notify the Company prior to the Tax Date that the Employee has elected, in lieu of the Company withholding Shares, to satisfy his or her obligation to advance the Required Tax Payments by (i) a check or cash payment to the Company, (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having an aggregate Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (iii) except as may be prohibited by applicable law, a cash payment by a broker whom the Company has selected for this purpose and to whom the Employee has authorized to sell any shares acquired upon the vesting of the Award to meet the Required Tax Payments, or (iv) any combination of share withholding and (i), (ii) and (iii).  Shares to be delivered to the Company or withheld may not have a Market Value in excess of the minimum amount of the Required Tax Payments (or such greater withholding amount to the extent permitted by applicable withholding rules and accounting rules without resulting in variable accounting treatment).  Any fraction of a share which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Employee.

5.3 Compliance with Applicable Law.  The Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of the restricted stock units or the delivery of the Shares hereunder, the Shares subject to the Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company.  The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

5.4 Issuance of Shares.  Subject to Sections 5.2 and 5.3, within 60 days after the vesting (or, if later, the settlement date set forth in Section 2) of the Award, in whole or in part, the Company shall issue or cause to be issued in the Employee’s name (or such other name as is acceptable to the Company and designated in writing by the Employee) the vested Shares.  Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company (or, alternatively at the discretion of the Company, a certificate or certificates may be registered in the Employee’s name).  The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 5.2.

5.5 Award Confers No Rights to Continued Employment.  In no event shall the granting of the Award or its acceptance by the Employee give or be deemed to give the Employee any right to continued employment by the Company or any Affiliate of the Company.

5.6 Decisions of Board or Committee.  The Board of Directors of the Company or the Committee shall have the right to resolve all questions which may arise in connection with the Award.  Any interpretation, determination or other action made or taken by the Board of Directors or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

5.7 Company to Reserve Shares.  The Company shall at all times prior to the cancellation of the Award reserve and keep available, either in its treasury or out of it authorized but unissued shares of Common Stock, shares of Common Stock equal to the full number of unvested restricted stock units subject to the Award from time to time.

5.8 Agreement Subject to the Plan; Section 409A of the Code.  This Agreement is subject to the provisions of the Plan (including the adjustment provision set forth in Section 7(b) thereof) and shall be interpreted in accordance therewith.  The Employee hereby acknowledges receipt of a copy of the Plan.  This Agreement shall be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A of the Code.  The Company reserves the right to amend this Agreement to the extent it determines in its sole discretion such amendment is necessary or appropriate to comply with applicable law, including but not limited to Section 409A of the Code.  Notwithstanding the foregoing, under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Employee due to any failure to comply with Section 409A of the Code.

6. No Interference. Nothing in this Agreement prohibits the Employee from filing a charge with, or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Equal Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Employee does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that he has made such reports or disclosures. In addition, this Agreement does not limit the Employee's right to receive an award for information provided to any government agencies. Furthermore, nothing in this Agreement shall limit the Employee's ability (i) to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

7. Clawback of Proceeds and Setoff.

7.1 Clawback of Proceeds.  This Award is subject to the clawback provisions in Section 7(j) of the Plan. In addition, if the Employee violates Section 2(f) of this Agreement, then any and all Award Proceeds (as hereinafter defined) attributable to the settlement of any portion of the Award within the 24-month period immediately preceding or any time after the date of the Employee’s termination of employment or service with the Company shall be immediately due and payable by the Employee to the Company. For purposes of this Section, “Proceeds” shall mean the Market Value of a share of Common Stock on the date such portion of the Award was settled, multiplied by the number of shares of Common Stock issued to the Employee pursuant to the settlement of such portion of the Award. The remedy provided by this Section shall be in addition to and not in lieu of any rights or remedies which the Company may have against the Employee in respect of a breach by the Employee of any duty or obligation to the Company.

7.2 Right of Setoff. The Employee agrees that by accepting the Award the Employee authorizes the Company and its affiliates to deduct, to the extent permitted by applicable law, any amount or amounts owed by the Employee pursuant to this Section 7 from any amounts payable by or on behalf of the Company or any affiliate to the Employee, including, without limitation, any amount payable to the Employee as salary, wages, vacation pay, bonus or the vesting or settlement of the Award or any stock-based award. This right of setoff shall not be an exclusive remedy and the Company’s or an affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Employee shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Holder or any other remedy.

8. Miscellaneous Provisions.
8.1 Meaning of Certain Terms. As used herein, employment by the Company shall include employment by an Affiliate of the Company.

8.2 Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Employee, acquire any rights hereunder in accordance with this Agreement or the Plan.

8.3 Notices.  All notices, requests or other communications provided for in this Agreement shall be made in writing by (a) actual delivery to the party entitled thereto, (b) mailing to the last known address of the party entitled thereto, via certified or registered mail, return receipt requested or (c) telecopy with confirmation of receipt.  The notice, request or other communication shall be deemed to be received, in the case of actual delivery, on the date of its actual receipt by the party entitled thereto, in the case of mailing, on the tenth calendar day following the date of such mailing, and in the case of telecopy, on the date of confirmation of receipt; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

8.4 Governing Law.  This Agreement and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to conflicts of laws principles.

APTARGROUP, INC.

By: [Authorized Representative]

Acknowledgment, Acceptance and Agreement:

By accepting this grant on the Company’s stock plan administrator’s website, I hereby accept the restricted stock units granted to me and acknowledge and agree to be bound by the terms and conditions of the Agreement and the Plan.

7